CERTIFICATE OF DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
AGROFRESH SOLUTIONS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
AgroFresh Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board") (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the "General Corporation Law"):
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation ("Preferred Stock"), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:
Designation
1.There shall be a series of Preferred Stock that shall be designated as "Series B Convertible Preferred Stock", par value $0.0001 per share (the "Series B Convertible Preferred Stock") and the number of shares constituting such series ("Shares") shall be 150,000. The rights, preferences, powers, restrictions and limitations of the Series B Convertible Preferred Stock shall be as set forth herein. The Series B Convertible Preferred Stock shall be issued in book-entry form on the Corporation's share ledger, subject to the rights of holders to receive certificated Shares under the General Corporation Law.
2.Defined Terms. For purposes hereof, the following terms shall have the following meanings:
"Accumulated Dividends" means, with respect to any Share of Series B Convertible Preferred Stock, as of any date, an amount equal to (i) the accrued, accumulated and unpaid dividends on such Share, whether or not declared plus (ii) any accrued, accumulated and unpaid dividends as of the Original Issuance Date on any share of Preferred Stock that was exchanged for the Series B Convertible Preferred Stock.
"Alternative Redemption Price" means, with respect to any Share of Series B Convertible Preferred Stock, at any date Redemption Date after the third (3rd) anniversary of the First Closing Date, an amount equal to the sum of (i) the then Liquidation Value of such Share of Series B Convertible Preferred Stock plus (ii) all Accumulated Dividends thereon.
“Applicable MOIC Test” means the applicable MOIC test set forth in the definition of Redemption Price (i.e., 1.5 for clause (i) of the definition of Redemption Price, 1.75 for clause (ii) of the definition of Redemption Price, and 2.0 for clause (iii) of the definition of Redemption Price).
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
"Board" has the meaning set forth in the Recitals.
"Certificate of Designation" means this Certificate of Designation of Series B Convertible Preferred Stock of the Corporation.
"Certificate of Incorporation" has the meaning set forth in the Recitals.
"Change of Control" means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Corporation and its significant subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Securities Exchange Act of 1934, as amended, (ii) the consummation of a transaction by which any Person or group, other than the Investor or its affiliates, is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the securities issued by the Corporation having the power to vote (measured by voting power rather than number of shares) in the election of directors of the

Corporation ("Voting Stock"), or (iii) the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger effected under Section 251(g) of the General Corporation Law or any successor provision, or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.
"Change of Control Effective Date" has the meaning set forth in Section 7.1(c).
"Change of Control Redemption" means any redemption of Series B Convertible Preferred Stock pursuant to Section 7.1.
"Change of Control Redemption Offer" has the meaning set forth in Section 7.1(a).
"Change of Control Redemption Price" has the meaning set forth in Section 7.1(a).
"Closing Price" of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ on such date. If the Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Common Stock" means the common stock, par value $0.0001 per share, of the Corporation.
"Competition Law" shall mean any law or regulation that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
"Conversion Date" has the meaning set forth in Section 8.2(c).
"Conversion Price" means, initially, $5.00, as adjusted from time to time in accordance with Section 8.6.
"Conversion Shares" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of Section 8.
"Conversion Election Date" means the date upon which the Holder's right to convert its Shares pursuant to Section 8 terminates in connection with an Elective Redemption, which date shall be no earlier than two (2) Business Days prior to the applicable Redemption Date.
"Corporation" has the meaning set forth in the Preamble.
"Current Market Price" means, on any day, the average of the Daily VWAP for the twenty (20) consecutive Trading Days ending the Trading Day immediately prior to the day in question.
"Daily VWAP" means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading "Bloomberg VWAP" on the Bloomberg page for the "<equity> AQR" page corresponding to the "ticker" for such Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Common Stock on such Trading Day). The "volume weighted average price" shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

"Decco Litigation Matter" means that certain litigation matter captioned as AgroFresh Inc. v. Essentiv LLC, Case No. 16-cv-662, U.S. District Court, District of Delaware.
"Decco Proceeds" means any cash proceeds actually received by the Corporation or any of its Subsidiaries in connection with the Decco Litigation Matter, net of all costs and expenses (including attorney's fees) to collect such proceeds after the First Closing Date.
"Dividend Payment Date" shall mean March 31, June 30, September 30 and December 31 of each year; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B Convertible Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day without any additional accrued dividends in connection with such additional Business Day(s).
"Dividend Period" shall mean the period commencing on and including a Dividend Payment Date (or, in the case of the initial Dividend Period, the Original Issuance Date) and shall end on and include the day immediately preceding the next Dividend Payment Date; provided, that, the maximum number of days in any Dividend Period shall not exceed 90 days.
"Dividend Rate" means 16.00% per annum (the “Original Dividend Rate”); provided that, for so long as the Corporation is in breach of its obligations pursuant to Section 4, Section 5 or Section 7.1, the Dividend Rate means 18.00% per annum (the “Breach Rate”).
"Elective Redemption" means any redemption of Series B Convertible Preferred Stock pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii).
"Elective Redemption Notice" has the meaning set forth in Section 7.2.
"Elective Redemption Price" means the amount payable by the Corporation in connection with any Elective Redemption as determined pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii), as applicable.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Issuance" means the issuance of (a) ordinary shares or options to purchase ordinary shares to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted for such purpose by a majority of the Board or a majority of the members of a committee of the Board established for such purpose, (b) securities issued upon the exercise or exchange of securities outstanding on the Original Issuance Date, provided that, such securities have not been amended since the Original Issuance Date to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) securities, including options or warrants to purchase ordinary shares, issued pursuant to acquisitions or strategic transactions approved by a majority of the Board and not for the primary purpose of raising capital, (d) securities, including options or warrants to purchase ordinary shares, issued pursuant to a joint venture, license or other strategic partnership or agreement where the Corporation’s securities comprise, in whole or in part, the consideration paid by the Corporation in such transaction, so long as such issuances are not for the primary purpose of raising capital, (e) the issuance of securities pursuant to any bona fide equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the Board, and (f) the issuance of the Series B Convertible Preferred Stock and any shares of Common Stock issued or issuable upon the conversion thereof.
"First Closing Date" means July 27, 2020.
"Floor Price" means $3.03.
"General Corporation Law" has the meaning set forth in the Preamble.
"Holder" means a holder of outstanding Shares of Series B Convertible Preferred Stock.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
"Investment Agreement" means the Investment Agreement, dated June 13, 2020, by and between the Corporation and the Investor.
"Investor" means PSP AGFS Holdings, L.P., a Delaware limited partnership.

"IRS" means the United States Internal Revenue Service.
"Junior Securities" means, collectively, the Common Stock, the Series A Preferred Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.
"Liquidation" has the meaning set forth in Section 5.1.
"Liquidation Value" means, with respect to any Share on any given date, $1,000.00 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series B Convertible Preferred Stock).
"Minimum Volume and Price Redemption Conditions" has the meaning set forth in Section 7.2(a)(ii).
"MOIC" means, with respect to any Share of Series B Convertible Preferred Stock, as of any Redemption Date, the quotient of (i) all cash redemption payments and other cash payments made by the Corporation in respect of such Share of Series B Convertible Preferred Stock (including all cash dividends paid up to and including the Redemption Date) divided by (ii) the difference of (w) the applicable Liquidation Value of such Share, minus (x) the Per Share OID Amount; provided, that if a Decco Redemption occurs, the foregoing MOIC calculation will be equitably adjusted such that the applicable Liquidation Value for purposes of any MOIC calculation set forth in the definition of Redemption Price will be increased by an amount equal to (y)(i) the amount resulting from (A) the Applicable MOIC Test, multiplied by (B) the difference of (I) the Liquidation Value of a Share subject to the Decco Redemption, minus (II) the Per Share OID Amount, multiplied by (C) the aggregate number of Shares redeemed pursuant to the Decco Redemption, minus (D) the aggregate redemption price for all Shares paid pursuant to the Decco Redemption, minus (E) the aggregate amount of all cash dividends paid on the Shares redeemed pursuant to the Decco Redemption up to and including the date of the Decco Redemption, divided by (ii) the Applicable MOIC Test, divided by (z) the number of Shares outstanding immediately following the Decco Redemption.
"Original Issuance Date" means September 25, 2020.
"Parity Securities" means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation, and includes the Series B Convertible Preferred Stock.
“Per Share OID Amount” means, with respect to any Share of Series B Convertible Preferred Stock, $15 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series B Convertible Preferred Stock).
"Person" means an individual, company, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.
"Preferred Stock" has the meaning set forth in the Recitals.
"Redemption Date" means any date on which the Corporation redeems Shares of Series B Convertible Preferred Stock pursuant to Section 7.
"Redemption Price" means, with respect to any Share of Series B Convertible Stock (i) at any Redemption Date on or prior to the first anniversary of the First Closing Date, an amount in cash sufficient to cause the MOIC of such Share of Series B Convertible Preferred Stock to be equal to 1.5; (ii) at any Redemption Date after the first anniversary of the First Closing Date and on or prior to the second anniversary of the First Closing Date, an amount in cash sufficient to cause the MOIC of such Share of Series B Convertible Preferred Stock to be equal to 1.75; and (iii) at any Redemption Date after the second anniversary of the First Closing Date, an amount sufficient to cause the MOIC of such share of Series B Convertible Preferred Stock to be equal to 2.0 (the amount described in this clause (iii), the "2.0x Redemption Price").
"Register" means the securities register maintained in respect of the Series B Convertible Preferred Stock by the Corporation, or, to the extent the Corporation has engaged a transfer agent, such transfer agent.
"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"Senior Securities" means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series B Convertible Preferred Stock, has preference or priority over the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.
"Series A Preferred Stock" means the Series A Preferred Stock, par value $0.0001 per share, of the Corporation.
"Series B Convertible Preferred Stock" has the meaning set forth in Section 1.
"Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.
"Trading Day" means a Business Day on which the principal Trading Market is open for business.
"Trading Market" means NASDAQ (or any other national securities exchange on which the Common Stock is primarily listed or quoted for trading on the date in question).
3.Rank. With respect to payment of dividends and distribution of assets upon Liquidation, all Shares of the Series B Convertible Preferred Stock shall rank (i) senior to all Junior Securities, (ii) pari passu with any Series B Convertible Preferred Stock or Parity Securities in issue from time to time, and (iii) junior to all Senior Securities, if any.
4.Dividends.
4.1     Accrual of Dividends. In addition to participation in dividends on Common Stock as set forth in Section 4.3, from and after the Original Issuance Date, cumulative dividends on each Share of Series B Convertible Preferred Stock shall accrue on a daily basis in arrears, whether or not there are funds legally available for the payment of dividends, at the applicable Dividend Rate on the sum of the Liquidation Value thereof plus, once compounded, all Accumulated Dividends thereon (such amount, the “Preferred Dividend”). The Preferred Dividends shall accrue, whether or not the Corporation has funds legally available therefore and whether or not such dividends are declared, on the basis of a 360 day year, consisting of four 90 day Dividend Periods, and the actual amount of accrued Preferred Dividends for each such Dividend Period shall be calculated based on the actual number of days elapsed during such Dividend Period; provided, however, that the Dividend Period commencing on the Original Issuance Date shall consist of the number of days between the Original Issuance Date and the first Dividend Payment Date after the Original Issuance Date, including each of the Original Issuance Date and the first Dividend Payment Date; provided, further, that the final Dividend Period for any Share of Series B Convertible Preferred Stock shall be deemed to have commenced on the Dividend Payment Date immediately preceding the redemption or conversion of the applicable Share of Series B Convertible Preferred Stock and shall consist of the number of days between such Dividend Payment Date and the day that the applicable Share of Series B Convertible Preferred Stock is redeemed or converted, excluding such Dividend Payment Date and including the applicable date of redemption or conversion. All accrued but unpaid Preferred Dividends on any Share of Series B Convertible Preferred Stock shall compound on a quarterly basis on each Dividend Payment Date, on the amount of any accrued dividends not paid in cash on such Dividend Payment Date in accordance with the terms of Section 4.2 below. Dividends that are payable on the Shares of Series B Convertible Preferred Stock on any Dividend Payment Date shall be payable to the Holders as they appear on the Register on the record date for such dividend, which shall be the date 5 days prior to the applicable Dividend Payment Date.
4.2    Payment of Dividends. Preferred Dividends may be paid only if, as and when declared by the Board. Until the date that is one year following the First Closing Date, on or prior to each Dividend Payment Date, for each Dividend Period, the Board shall declare a cash dividend in an amount equal to 50% of the Preferred Dividend for such Dividend Period. From and after the first anniversary of the First Closing Date, on or prior to each Dividend Payment Date, for each Dividend Period, the Board (i) shall declare a cash dividend in an amount equal to 50% of the Preferred Dividend for such Dividend Period and (ii) may declare a cash dividend in an amount equal to an additional 12.5% of the Preferred Dividend for such Dividend Period. Except as set forth in this Section 4.2, the Board shall not declare any other cash dividends on the amount of the Preferred Dividends without the consent of the holders of a majority of the issued and outstanding Shares of Series B Convertible Preferred Stock (the "Majority Holders").  Any portion of the Preferred Dividend that is not declared and paid in cash on the applicable Dividend Payment Date with respect to its corresponding Dividend Period in accordance with this Section 4.2 shall accrue and accumulate until the occurrence of a liquidation, redemption or conversion of the Series B Convertible Preferred Stock in accordance with the provisions of Section 5, Section 7 or Section 8. Notwithstanding the foregoing, to the extent the Breach Rate applies, unless otherwise consented to by the Majority Holders, the difference between the Breach Rate and the Original Dividend Rate will be payable only in cash.
4.3    Participating Dividends. In addition to the dividends payable on the Series B Convertible Preferred Stock pursuant to Section 4.1 and Section 4.2 hereof, if the Corporation declares or pays a dividend or distribution of cash or other property (other than Common Stock to which Section 8.6(b) apply) on the Common Stock, the Corporation shall simultaneously declare and pay a dividend in cash or such other property on the Series B Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Preferred Stock then outstanding had been converted pursuant to Section 8 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).
4.4    Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.1 or Section 4.3, the Holder shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.1 or Section 4.3 but prior to the corresponding Dividend Payment Date, the Holder as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date; provided, that, in the interest of clarity and for the avoidance of ambiguity, the Holders shall only be entitled to receive the dividend payable on such Shares calculated as of the applicable record date and shall not receive an additional dividend as holders of Common Stock after the conversion of the Shares.
5.Liquidation.
5.1     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of the (i) aggregate Liquidation Value of all Shares of Series B Convertible Preferred Stock held by such Holder, plus any Accumulated Dividends thereon and (ii) the payment that such Holders would have received had such Holders, immediately prior to such Liquidation, converted such Shares of Series B Convertible Preferred Stock held by such Holder into shares of Common Stock at the applicable Conversion Price in effect on the Business Day immediately prior to the Liquidation.
5.2     Change of Control Not a Liquidation. For purposes of this Section 5, a Change of Control shall not be deemed to constitute a Liquidation.
5.3     Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to the Holders and any other Parity Securities, shall be insufficient to pay the Holders and any other Parity Securities the full preferential amount to which they are entitled under Section 5.1, (a) the Holders and any other Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Shares of Series B Convertible Preferred Stock and any other Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares of Series B Convertible Preferred Stock and any other Parity Securities were paid in full, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.
5.4    Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

6.Voting.
6.1    General. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Holder shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all Shares of Series B Convertible Preferred Stock (including any unpaid accrued and accumulated dividends) held of record by such Holder is convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.
6.2    Consent Rights with Respect to Particular Matters. As long as any Share of Series B Convertible Preferred Stock is outstanding, the Corporation shall not, unless the prior written approval of the Majority Holders is first obtained, the Corporation shall not:
(a)    alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock, including by amending, modifying or supplementing this Certificate of Designation;
(b)    increase or decrease the number of authorized shares of Series B Convertible Preferred Stock;
(c)    issue any Shares of Series B Convertible Preferred Stock other than the Shares issued on the Original Issuance Date;
(d)    create (by reclassification, exchange, conversion or otherwise) any class or series of capital stock that constitute Parity Securities or Senior Securities;
(e)    amend, modify or supplement the Certificate of Incorporation or the Corporation's bylaws in a manner that adversely alters or changes the rights, powers, preferences or privileges of the Series B Convertible Preferred Stock; or
(f)    declare or pay any dividend on, or redeem or repurchase any share of, any Junior Securities.
7.Redemption.
7.1    Change of Control Redemption.
(a)    Change of Control Redemption Offer. Subject to the provisions of this Section 7, in the event of a Change of Control, then in connection with such Change of Control, the Corporation will be required to immediately make an offer to repurchase all of the then-outstanding Shares of Series B Convertible Preferred Stock (a "Change of Control Redemption Offer") for cash consideration per Share equal to the greater of: (i)(A) if such Change of Control occurs on or prior to the third anniversary of the First Closing Date, the Redemption Price or (B) if such Change of Control occurs after the third anniversary of the First Closing Date, the Alternative Redemption Price, and (ii) the payment that such Holders would have received in connection with such Change of Control had such Holder, immediately prior to such Change of Control, converted all Shares then held by such Holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1 (the "Change of Control Redemption Price"). If a Holder elects to accept a Change of Control Redemption Offer, such Holder must accept the Change of Control Redemption Offer with respect to all of the Shares of Series B Convertible Preferred Stock held by such Holder.
(b)    Initial Change of Control Notice. On or before the 10th Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the corporation to the Holders as they appear in the records of the Corporation, which notice shall set forth a description of the anticipated Change of Control and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).
(c)    Final Change of Control Notice. Within ten (10) Business Days following the effective date of the Change of Control (such effective date, the "Change of Control Effective Date") (or, if later, promptly after the Corporation discovers that the Change of Control has occurred), the Corporation shall deliver to each Holder a written notice setting forth:
(i)      the date, which shall be no earlier than the 20th Business Day after the Change of Control Effective Date (or, if later, the date of delivery of such notice), by which the Change of Control Redemption Offer must be accepted;
(ii)    the amount of cash or other consideration payable per Share of Series B Convertible Preferred Stock, if such Holder elects to accept the Change of Control Redemption Offer;
(iii)     the purchase date for such Shares (which shall be no later than sixty (60) days from the date such notice is delivered); and
(iv)    the instructions a Holder must follow to accept the Change of Control Redemption Offer in connection with such Change of Control.
(d)    Acceptance of Change of Control Redemption Offer. To accept a Change of Control Redemption Offer, a Holder must, no later than 5:00 p.m., New York City time, on the date specified in the written notice referred to in Section 7.1(c)(i) by which such offer must be accepted (the "Change of Control Redemption Offer Deadline"), notify the Corporation in writing that such Holder accepts the Change of Control Redemption Offer with respect to all of such Holder's Shares of Series B Convertible Preferred Stock. If the Corporation does not receive a notice from a Holder that such Holder accepts the Change of Control Redemption Offer prior to the Change of Control Redemption Offer Deadline, such Holder shall be deemed to have irrevocably forfeited its right to accept such Change of Control Redemption Offer.
(e)    Delivery upon Change of Control Redemption Offer. Upon acceptance of a Change of Control Redemption Offer, the Corporation (or its successor) shall deliver or cause to be delivered to the Holder the Change of Control Redemption Price of such Holder's Shares of Series B Convertible Preferred Stock. Subject to the payment of the Change of Control Redemption Price with respect to such Holder's Shares of Series B Convertible Preferred Stock, from and after the Change of Control Effective Date, the dividend, voting and other powers, designations, preferences and rights provided herein with respect to such repurchased Shares of Series B Convertible Preferred Stock shall immediately cease as of the Change of Control Effective Date.
7.2    Elective Redemption.
(a)    Elective Redemption. Subject to the provisions of this Section 7, at any Redemption Date that is:
(i)    prior to the third anniversary of the First Closing Date, the Corporation shall have the right, but not the obligation, to redeem, out of funds legally available therefor, all or a portion of the then outstanding Shares of Series B Convertible Preferred Stock (which portion may not be (i) less than $25,000,000 (based on the then current Liquidation Value plus Accumulated Dividends) of the Series B Convertible Preferred Stock, and in increments of $1,000,000 in excess thereof, or (ii) result in less than $75,000,000 (based on the then current Liquidation Value plus Accumulated Dividends) of the Shares of Series B Convertible Preferred Stock remaining outstanding (in each case, other than in the case of a redemption of all of the then outstanding Shares of Series B Convertible Preferred Stock) for a price per Share equal to the applicable Redemption Price as of such Redemption Date; or
(ii)    on or after the third anniversary of the First Closing Date, the Corporation shall have the right, but not the obligation, to redeem, out of funds legally available therefor, either (A) all or (B) in any given 12 month period, no more than 50% of the then outstanding Shares of Series B Convertible Preferred Stock, for a price per Share equal to (x) in the event that the Minimum Volume and Price Redemption Conditions are satisfied, the Alternative Redemption Price and (y) in the event that the Minimum Volume and Price Redemption Condition is not satisfied, the greater of the Alternative Redemption Price and the 2.0x Redemption Price. For purposes of the foregoing, the "Minimum Volume and Price Redemption Conditions" shall mean that (1) the average daily trading volume as reported by the NASDAQ Capital Market of the Common Stock for the 20 Trading Days prior to the Redemption Date is equal to or greater than 100,000 shares and (2) the Current Market Price is equal to or greater $8.00 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions).

(b)    Elective Redemption Timing. Any Elective Redemption shall occur not earlier than ten (10) days and not later than sixty (60) days, following delivery to a Holder of a written election notice (the "Elective Redemption Notice") from the Corporation, stating (i) the number of Shares of Series B Convertible Preferred Stock held by the Holder that the Corporation proposes to redeem on the Redemption Date specified in the Elective Redemption Notice; (ii) the date of the closing of the Elective Redemption; (iii) the Conversion Election Date; and (iv) the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series B Convertible Preferred Stock to be redeemed. Following the notice period required by the Elective Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the Shares of Series B Convertible Preferred Stock, the same pro rata portion of each such Holder's Shares redeemed pursuant to this Section 7. In exchange for the surrender to the Corporation by the respective Holders of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Redemption Date in accordance with Section 7.4 below, the Elective Redemption Price for the Shares being redeemed shall be payable in cash, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each Holder shall have the right to elect, prior to the Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8.
7.3    Decco Redemption. Subject to the provisions of this Section 7, within ninety (90) days after the Corporation receives any Decco Proceeds, the Corporation shall have the right, but not the obligation, to use up to, but no more than, $31,000,000 of such Decco Proceeds to redeem, in a single redemption within ninety (90) days after the receipt of any Decco Proceeds, all or a portion of the then-outstanding Shares of Series B Convertible Preferred Stock for a price per Share equal to the Liquidation Value plus the Accumulated Dividends thereon as of such Redemption Date (a "Decco Redemption"). The Decco Redemption shall occur not later than twenty (20) days, subject to any extensions required by applicable law or regulatory review periods, following receipt by a Holder of a written election notice (the "Decco Redemption Notice") from the Corporation, stating (a) the number of Shares of Series B Convertible Preferred Stock held by the Holder that the Corporation proposes to redeem on the date specified in the Decco Redemption Notice; (b) the date of the closing of the Decco Redemption; and (c) the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series B Convertible Preferred Stock to be redeemed. Following the notice period required by the Decco Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the Shares of Series B Convertible Preferred Stock, the same pro rata portion of each such Holder's Shares redeemed pursuant to this Section 7. In exchange for the surrender to the Corporation by the respective Holders of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Redemption Date in accordance with the procedures set forth in Section 7.4 below, the redemption price for the Shares being redeemed shall be payable in cash, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary in this Certificate of Designation, in no event shall the Holders be entitled to convert their Shares of Series B Convertible Preferred Stock identified in the Decco Redemption Notice into shares of Common Stock prior to the date which is the first day after the required closing of the Decco Redemption. For the avoidance of doubt, the Corporation may not fund the Decco Redemption with any cash in excess of the Decco Proceeds.
7.4    Surrender of Certificates. On or before any Redemption Date, each Holder being redeemed shall surrender the certificate or certificates, if any, representing such Shares to the Corporation in the manner and place designated in the Elective Redemption Notice, or to the Corporation's corporate secretary at the Corporation's headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss in a form reasonably acceptable to the Corporation, in the manner and place designated in the Elective Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Elective Redemption Price to the Holder; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable Holder of record of the canceled stock certificate.
7.5    Rights Subsequent to Redemption. If on the applicable Redemption Date, the Elective Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the Holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

7.6    Delay for Regulatory Filing. In the event that the Corporation is required to make a filing pursuant to the HSR Act, foreign Competition Laws, applicable securities laws or exchange rules in connection with any Change of Control Redemption, Elective Redemption or Decco Redemption, then for so long as the Corporation is using its commercially reasonable efforts to make such filing and until such approvals are received, at the option of the Corporation and upon written notice to each Holder, any applicable deadline to exercise such redemption right shall be delayed (but only to the extent necessary to avoid a violation of the HSR Act, a foreign Competition Law, securities laws or exchange rules, as applicable), until the Corporation shall have made such filing and the applicable waiting period shall have expired or been terminated.
8.Conversion.
8.1    Optional Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Original Issuance Date, any Holder shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Convertible Preferred Stock held by such Holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (a) multiplying (i) the number of Shares to be converted by (ii) the sum of (x) the Liquidation Value plus (y) all Accumulated Dividends thereon and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion. Notwithstanding anything to the contrary in this Section 8.1, after the receipt of any Decco Redemption Notice, in no event shall the Holders be entitled to convert any Shares of Series B Convertible Preferred Stock identified in any Decco Redemption Notice prior to the closing of the Decco Redemption.
8.2    Procedures for Conversion; Effect of Conversion
(a)    Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 8.1, a Holder shall (i) submit a written election to the Corporation that such Holder elects to convert Shares specifying the number of Shares elected to be converted and (ii) surrender, along with such written election, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the Holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of such written election and surrender of such Series B Convertible Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within five days thereafter) deliver to the relevant Holder (A) the number of shares of Common Stock to which such Holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1 (including by certificates evidencing such shares of Common Stock to the Holder at its address as set forth in the written election) and, if applicable (B) the number of Shares of Series B Convertible Preferred Stock delivered to the Corporation but not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation's share ledger or by mailing certificates evidencing the shares to the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder). All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
(b)    Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series B Convertible Preferred Stock and in the event that any conversion of the Shares of Series B Convertible Preferred Stock would result in the issuance of a fractional share, the number of shares of Common Stock issued or issuable to such Holder shall be rounded up to the nearest whole share of Common Stock.
(c)    Effect of Conversion. All Shares of Series B Convertible Preferred Stock converted as provided in Section 8.1 shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the Holder to receive shares of Common Stock in exchange therefor. The "Conversion Date" means the date on which such Holder complies with the procedures in Section 8.2(a) (including the submission of the written election to the Corporation of its election to convert).
8.3    Reserved.

8.4    Reservation of Stock. The Corporation shall at all times when any Shares of Series B Convertible Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Convertible Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Convertible Preferred Stock.
8.5    No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.
8.6    Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.6.
(a)    Subdivisions and Combinations. If the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the date following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the date upon which such subdivision or combination becomes effective. Absent a change in law, or a contrary determination (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Price pursuant to this Section 8.6(a) as being made pursuant to a "bona fide, reasonable, adjustment formula" within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.
(b)    Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock (in which case, for the avoidance of doubt, the Holders shall not participate), the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the record date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the Holders entitled to such dividends and distributions. For the purposes of this Section 8.6(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation. Absent a change in law, or a "determination" (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Price pursuant to this Section 8.6(b) (i) as being made pursuant to a "bona fide, reasonable, adjustment formula" within the meaning of Treasury Regulations Section 1.305-7(b) and (ii) as providing for a "full adjustment" in the Conversion Price to reflect any dividends or distributions of Common Stock described in this Section 8.6(b), in each case for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(c)    Adjustment for Reorganization Events. If there shall occur any reclassification, statutory exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which a majority of the Common Stock (but not the Series B Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation's jurisdiction of incorporation) other than a Change of Control (a "Reorganization Event"), then, subject to Section 5, following any such Reorganization Event, each share of Series B Convertible Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a Holder would have received in such Reorganization Event had such Holder converted its Shares of Series B Convertible Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of such Reorganization Event; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 8.6 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 8.6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock. The Corporation (or any successor thereto) shall, no less than twenty (20) Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series B Convertible Preferred Stock will be convertible into under this Section 8.6(b). Failure to deliver such notice shall not affect the operation of this Section 8.6(b). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), conversion of the Series B Convertible Preferred Stock in a manner that is consistent with and gives effect to this Section 8.6(b) and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Convertible Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. Absent a change in law, or a "determination" (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Price pursuant to this Section 8.6(b) as being made pursuant to a "bona fide, reasonable, adjustment formula" within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.
(d)    Adjustment for Issuances Below Market Price. If the Corporation shall at any time issue shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, "Equity-Linked Securities"), for a consideration per share of Common Stock (or conversion price per share of Common Stock) less than the Current Market Price of Common Stock on the date that the Corporation fixes the offering price (or conversion price) of Equity-Linked Securities and to the extent that such issuance is not a result of an Excluded Issuance, then the Conversion Price shall be decreased based on the following formula:

CP' = CP0 x	OS0 + (AC/ CP0)
OS'

where:
CP0 = the Conversion Price in effect immediately prior to the issuance of such Equity-Linked Securities;
CP' = the new Conversion Price in effect immediately after the issuance of such Equity-Linked Securities;
AC = the aggregate consideration paid or payable for such Equity-Linked Securities;

OS0 = the number of shares of Common Stock outstanding immediately prior to the issuance of such Equity-Linked Securities; and
OS' = the number of shares of Common Stock outstanding immediately after the issuance of such Equity-Linked Securities or issuable pursuant to such Equity-Linked Securities.
Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this clause (d) in respect of an Excluded Issuance.  If an adjustment under this clause (d) would cause the exercise price to be less than the Floor Price, then the adjustment under this clause (d) will cause the exercise price to equal the Floor Price.
(e)    Rounding; Par Value. All calculations under Section 8.6 shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.
(f)    Certificate as to Adjustment.
(i)    As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each Holder at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)    As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such Holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such Holder upon conversion of the Shares of Series B Convertible Preferred Stock held by such Holder.
(g)    Notices. In the event:
(i)    that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;
(ii)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or
(iii)    of a Liquidation;
then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale or Liquidation is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or Liquidation, and the amount per share and character of such exchange applicable to the Series B Convertible Preferred Stock and the Conversion Shares.
9.Reissuance of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series B Convertible Preferred Stock must be in compliance with the terms hereof.
10.Payments to Holders. Any payments of cash made by the Corporation to the Holders on their Shares of Series B Convertible Preferred Stock shall be payable to each such Holder by certified check or wire transfer of immediately available funds to the Holder, as determined by the Corporation at the time of such payment.
11.Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such Holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).
12.Amendment and Waiver. This Certificate of Designation may be amended, modified or waived only by an instrument in writing executed by the Corporation and the Majority Holders, and any such written amendment, modification or waiver will be binding upon the Corporation and each Holder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Convertible Preferred Stock as of September 25, 2020.
/s/ Jordi Ferre
Name: Jordi Ferre
Title: Chief Executive Officer

ATTESTED:
By: /s/ Thomas Ermi
Name: Thomas Ermi
Title: Secretary